EXHIBIT 11

                    THE BANK OF NEW YORK COMPANY, INC.
                 Computation of Earnings Per Common Share
                  (in millions, except per share amounts)

                                             For the Three     For the Nine
                                             Months Ended      Months Ended
                                             September 30,     September 30,
                                             1995     1994     1995     1994
                                             ----     ----     ----     ----

Weighted Average Number of Shares             193      188      191      188

Shares Assumed to be Issued on Conversion:
   Warrants                                     7        -        4        -
                                            -----    -----    -----    -----

Weighted Average Number of Shares
 of Common Stock for Primary Computation      200      188      195      188

Shares Assumed to be Issued on Conversion:
   Debentures                                   9       12       10       12
   Warrants                                     2        -        5        -
   Cumulative Preferred Stock                   -        2        -        2
                                            -----    -----    -----    -----
Weighted Average Number of Shares of
 Common Stock Assuming Full Dilution          211      202      210      202
                                            =====    =====    =====    =====


Net Income                                  $ 234    $ 194    $ 673    $ 548

Dividend Requirements on Preferred Stock        2        3        8       10
                                            -----    -----    -----    -----
Net Income Available
 to Common Shareholders                       232      191      665      538

Interest on Convertible
 Debentures, Net of Tax                         2        3        6        8

Dividends on Convertible Preferred Stock        -        -        -        1
                                            -----    -----    -----    -----
Net Income Available to Common
 Shareholders, Assuming Full Dilution       $ 234    $ 194    $ 671    $ 547
                                            =====    =====    =====    =====
Earnings Per Share:
  Primary                                   $1.16    $1.01    $3.42    $2.86

  Fully Diluted                              1.11     0.96     3.19     2.70